                                                                    EXHIBIT 10.3

                             OEM SUPPLY AGREEMENT

THIS OEM SUPPLY AGREEMENT (the "Agreement") is effective as of April 6, 1998 (the "Effective Date"), and is by and between:

     (a) ATL Ultrasound, Inc., a corporation of the State of Washington doing business as Advanced Technology Laboratories, having a place of business at 22100 Bothell-Everett Highway, Bothell, Washington 98041-3003 ("ATL"), and

     (b) SonoSight, Inc., a corporation of the State of Washington, having a place of business at North Creek Parkway, Bothell, Washington 98011 ("SonoSight").

WHEREAS, ATL will manufacture handheld ultrasound devices for SonoSight for a certain period of time following the Effective Date.

NOW, THEREFORE, in consideration of the terms and conditions in this Agreement and of the terms and conditions in the Distribution Agreement between ATL and SonoSight dated April 6, 1998, the parties agree as follows:

                                I.  DEFINITIONS

1.0 Definitions. As used in this Agreement, the term "Product(s)" shall mean the self contained highly portable hand carried ultrasonic imaging device having the preliminary specifications described in Attachment 1.0. (The parties acknowledge that the Products are still in a state of development and that complete and final specifications will not be known until final acceptance testing and clinical trials have been completed. At that time, the preliminary Product specifications of Attachment 1.0 will be updated upon mutual written agreement of the parties.)

                            II.  SCOPE OF AGREEMENT

2.0. Exclusive Basis. Upon the Effective Date, ATL will manufacture the Products exclusively for SonoSight for a period of up to five (5) years under the terms of this Agreement, unless this Agreement is otherwise terminated under the terms of this Agreement.

2.1. Attachment Updates. After the parties update the preliminary Product specifications in Attachment 1.0, ATL will update the preliminary Cost Model in Attachment 5.1. SonoSight understands that any subsequent updates or changes to Attachment 1.0 may delay the production or delivery of Products to SonoSight.


                         III. AGREEMENT ADMINISTRATION

3.0. Agreement Administration. Upon the Effective Date, each party shall designate an individual who shall be responsible for the administration of this Agreement on behalf of that party. Any and all inquires related to this Agreement, or the performance by the parties of their obligations under this Agreement, including any updates to any Attachment, shall be directed to the individuals designated by the parties. Each party shall have the right to replace any individual previously designated by that party upon written notice to the other party.

              IV. CAPITAL EXPENDITURES AND MANUFACTURING EXPENSES

4.0. Capital Expenditures. ATL will incur costs for the purchase of capital items related to the manufacture of the Products. Unless otherwise agreed upon by the parties, ATL shall notify SonoSight before it purchases any item expected to cost more than $2,000. SonoSight shall provide ATL with written approval before any such item is purchased by ATL. If any item is expected to cost more than $2,000, the parties shall identify such items as "Unique" or "Non-Unique." "Unique" items are those items that are unique to the manufacture of the Products. "Non-Unique" items are those items that may be used and shared by ATL and SonoSight. All items that cost less than $2,000 shall be deemed Non-Unique, unless otherwise agreed upon by the parties.

ATL will purchase approved Unique items and invoice SonoSight as ATL incurs such costs. SonoSight shall reimburse ATL upon its receipt of such an invoice. Unless otherwise agreed upon by the parties, SonoSight shall own all Unique items for which it has paid. For all Non-Unique items over $2,000, the parties shall agree upon ownership prior to ATL's purchase. If the parties agree that SonoSight will own the Non-Unique item and approval has been given by SonoSight, ATL will purchase the Non-Unique item and invoice SonoSight as ATL incurs such costs. SonoSight shall reimburse ATL upon its receipt of such an invoice. If the parties agree that ATL will own the Non-Unique item, ATL will purchase the Non-Unique item and factor such costs into the Cost Model of Attachment 5.1.


SonoSight understands that any delay necessitated by the approval and agreement process under this Section may delay the production or delivery of Products to SonoSight.

4.1. Care and Removal of Capital Items. Unless otherwise agreed upon by the parties, SonoSight shall be responsible for the general and preventative maintenance of all items owned by SonoSight. ATL will provide SonoSight with such maintenance services under the terms of a separate service agreement.
After the expiration or termination of this Agreement, SonoSight shall receive all items for which it owns and the parties shall agree upon the removal of such


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items.  SonoSight shall be responsible for all costs and expenses related to the removal of such items including, but not limited to, expenses related to the repair of ATL's facilities caused by the removal of such items.

4.2. Manufacturing Expenses. ATL will incur manufacturing expenses such as, but not limited to, indirect labor, direct labor, materials, and non-recurring engineering expenses ("Manufacturing Expenses"). SonoSight shall be responsible for all Manufacturing Expenses. ATL will invoice SonoSight for all Manufacturing Expenses on a monthly basis from the Effective Date until SonoSight provides ATL with notice that the Product is within ninety (90) days of final production status (the "Start-up Phase"). After the Start-up Phase is complete, or if SonoSight elects, until Product production commences, the Manufacturing Expenses will be factored into the Cost Model of Attachment 5.1 at a rate of ATL's cost per unit plus twenty percent (20%).

ATL will provide SonoSight with a quarterly budget report of its Manufacturing Expense projections. ATL and SonoSight will meet on a quarterly basis to review any Manufacturing Expenses that ATL believes will be greater than ten (10%) of the Manufacturing Expenses projected in the most recent quarterly budget report.


4.3. Inventory. Product materials purchased by ATL will be treated as a Manufacturing Expense and will correspond with the Product Volume Projections described in Attachment 5.0. ATL may purchase Product material under this Agreement using standard purchasing practices. Unless SonoSight specifies a vendor for Product materials, ATL will purchase all Product materials from any ATL approved vendor.

4.4. Prototype/Validation Products. All materials for prototype or validation Products will be treated as a Manufacturing Expense.

4.5. Use of Common Materials. ATL will attempt, where possible, to use materials, fixtures and procedures which are common to both ATL products and the Products. ATL will not charge SonoSight for the costs of any material, fixtures, and procedures used by ATL for ATL products. Where any such costs are incurred by ATL which are applicable to both ATL products and Product features, SonoSight shall reimburse ATL for only the portion of such costs which are applicable to the Products.

              V.  PRODUCT QUANTITY, PRICING, PAYMENT, and CHANGES

5.0. Product Quantity. The specific quantity of Products manufactured by ATL under this Agreement are described in the Product Volume Projections in Attachment 5.0, which may be updated upon agreement of the parties.

5.1. Product Pricing. The price of Products manufactured by ATL under this Agreement are described in the preliminary Cost Model of Attachment 5.1. After Attachment 1.0 has been updated, ATL shall update the preliminary Cost Model of Attachment 5.1 as provided in Sections 4.0. and 4.2. ATL and SonoSight shall meet every three (3) months during the term of this Agreement to review Product pricing. Unless otherwise agreed upon in writing by the parties, any price change shall apply only to purchase orders placed after the effective date of such price change.

5.2. Taxes. The price of Products manufactured by ATL under this Agreement do not include applicable sales, excise, use, value added, or other taxes, duties, or fees (including customs duties and broker charges if applicable) in effect or later levied, which ATL may be required to pay or collect in connection with the sale of the Products to SonoSight (excluding taxes based upon the income or gross receipts of ATL). All such taxes, duties, and fees shall be paid by SonoSight upon receipt of an invoice from ATL.

5.3. Product Payment. Unless otherwise agreed, all Products sold to SonoSight by ATL under this Agreement shall be invoiced at the time of shipment. Payment terms are net thirty (30) days of the invoice date. If SonoSight requests that shipment be made other than F.O.B. ATL's manufacturing facility in Bothell, Washington, the payment must be in an amount sufficient to pay for any additional shipping costs. Overdue payments shall be charged interest at the lesser of twelve percent (12%) per annum, or the maximum permitted by applicable law.

5.4. Product Changes Notifications. SonoSight may submit Product changes to ATL in the form of a written Product Change Notification ("PCN"). Each PCN shall be accompanied by documentation that will enable ATL to implement the change and to investigate the cost impact of the change. After ATL receives a PCN and the appropriate documentation, ATL will use reasonable efforts to prepare a cost impact report within five (5) business days. SonoSight understands that any PCN may affect the price, production, or delivery of the Products.

                              VI.  PURCHASE ORDERS

6.0. SonoSight Purchase Orders. Subject to the provisions of Section 6.1, SonoSight shall tender purchase orders to ATL for purchases under this Agreement. SonoSight may request that ATL ship specific quantities of Products on a weekly basis during each month. ATL will respond within two (2) weeks after receipt of a SonoSight purchase order with estimated shipping schedules based on shipping dates requested by SonoSight.

6.1. Controlling Terms. In the event that any documents issued by SonoSight under this Agreement, including any SonoSight purchase order, contains terms in addition to, in conflict with, or different than the terms of this Agreement, the terms of this Agreement shall control. No term or condition in any document issued by SonoSight shall be applicable to this Agreement unless expressly agreed to in writing by ATL.

                            VII.  ACCESSORY TESTING

7.0. Accessory Testing. Upon SonoSight's request, ATL will conduct accessory testing, such as but not limited to VCRs and printers, on the Products prior to delivery of the Products. Within thirty (30) days of ATL's receipt of a purchase order under this Agreement, SonoSight shall notify ATL of SonoSight's desire to have ATL test the Products with any such accessories. After SonoSight provides ATL with such notice, SonoSight shall, at its own expense, deliver the required accessories to ATL. SonoSight understands that any delay necessitated by its delivery of any accessories to ATL for purposes of testing may delay the production or delivery of Products to SonoSight.

7.1. Return of Accessories. Upon the expiration or termination of this Agreement, ATL shall return to SonoSight any accessories that were provided by SonoSight under Section 7.0.

                          VIII.  DELIVERY AND SHIPPING

8.0. Delivery and Shipping. ATL shall deliver Products to SonoSight on the dates specified by SonoSight in the purchase orders and agreed to by ATL. Unless otherwise agreed, delivery shall be F.O.B. ATL's manufacturing facility in Bothell, Washington.

8.1. Non-Standard Shipping. Upon the request of SonoSight and at SonoSight's expense, ATL shall ship the Products to destinations outside the Seattle, Washington area by air freight using standard containers defined by SonoSight for the Products. Risk of loss shall pass to SonoSight upon delivery of Products to a common carrier by ATL, with freight and other insurance coverage's obtained per SonoSight's instructions. SonoSight shall be responsible for any and all costs attendant to such shipment, such as customs charges and insurance. If SonoSight requests ATL to make shipments outside of the United States, SonoSight shall be responsible for obtaining any related permits or licenses, including those required by United States export laws, or any other related documents and shall bear all cost and expense related in any way to such permits, licenses, or documents.

                 IX.  INSPECTION, TESTING AND PRODUCT EXCHANGE

9.0. Inspection and Testing. ATL shall inspect and test every Product before shipment in accordance with existing ATL standards. ATL shall provide SonoSight with record of such testing upon SonoSight's reasonable request. At SonoSight's expense, SonoSight or its duly authorized representative shall have the right and opportunity to witness such inspection and/or tests, provided that this right does not delay Product manufacture or shipments. ATL shall make reasonable arrangements at its facilities for SonoSight to witness such inspection and/or tests. SonoSight's failure to witness any inspection or test shall not be a ground for rejection of any Product or shipment.

9.1. Acceptance. SonoSight will be deemed to have accepted the Products shipped under this Agreement as conforming and undamaged unless SonoSight gives written notice of such rejection within ten (10) days of Product receipt by SonoSight (if ATL shipped the Product to SonoSight), or within ten (10) days of Product receipt by SonoSight's customer (if ATL shipped the Product to SonoSight's customer).

9.2. Product Warranty. For ninety (90) days from the date of Product shipment, ATL warrants that the Products shipped by ATL under this Agreement will be free from defects in material and workmanship. This warranty shall not apply to any Product subjected to misuse or alteration by SonoSight or its customer.

9.3.  Exchange Program.  As SonoSight's exclusive remedy under the warranty of
Section 9.2, ATL shall provide a ninety (90) day exchange of faulty or defective parts in Products delivered under this Agreement. SonoSight shall have the right to exchange a faulty or defective part to ATL for free replacement, provided SonoSight notifies ATL that it is returning a part under this exchange program within ninety (90) days of shipment of the Product. Returns shall utilize ATL's form for return authorization. Each party shall bear the cost of parts shipped to the other under this exchange program.

9.4. Definition of Liability. ATL will use reasonable efforts to manufacture Products for SonoSight in accordance with SonoSight's delivery schedule; however, with the exception of the warranty provided in this Agreement, ATL will have no liability to SonoSight or a third party for ATL's performance or non-performance under this Agreement, or for the performance of any Product manufactured by ATL under this Agreement.

9.5. Exclusions. EXCEPT FOR THE EXCHANGE PROGRAM OF SECTION 9.3 ABOVE, THE PRODUCTS MADE AND DELIVERED UNDER THIS AGREEMENT CARRY NO WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF PATENT, COPYRIGHT, TRADE SECRET, TRADEMARK, TRADE DRESS OR OTHER

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INTELLECTUAL PROPERTY RIGHT OF A THIRD PARTY, OR WARRANTY ARISING FROM SAMPLES
PREVIOUSLY SUPPLIED, OR WARRANTY ARISING FROM ATL'S ABILITY TO MANUFACTURE PRODUCTS BY DATES REQUIRED BY SonoSight. The parties understand and agree that SonoSight will be performing all sales and after the sale servicing of the Products it receives under this Agreement.

9.6. Indemnification. The warranty of Section 9.2 is solely for the benefit of SonoSight, and may be asserted only by SonoSight. SonoSight shall be solely responsible for any representations or warranties made by SonoSight to any customer with respect to Products, services or delivery dates. SonoSight shall defend, indemnify and hold harmless ATL, any subsidiary of ATL, and each of their respective officers, directors, employees, agents, and representatives from and against any and all claims, actions, damages, liens, liabilities, costs and expenses (including, but not limited to, reasonable attorneys fees) arising out of or in connection with its performance of any of its obligations under this Agreement, the sale of any Products by SonoSight, or its agents, representatives, or affiliates, and the performance or non-performance of any Product (except as otherwise provided in this Agreement).

  X.  GOVERNMENT APPROVALS, COMPLIANCE WITH LAW AND GMP/QUALITY CONTROL AUDITS

10.0. Government Approvals. SonoSight shall be responsible for obtaining all necessary governmental approvals and other necessary authorizations for the promotion, marketing and sale of the Products and spare parts. ATL shall assist SonoSight in such efforts by providing technical information and data to SonoSight under the terms of a separate service agreement.

10.1. GMP/Quality Control Audits. ATL will use its reasonable efforts to manufacture the Products to comply with the standards that ATL uses in the manufacture of its own products. Upon request and after reasonable notice to ATL, SonoSight may (a) inspect the storage and quality of parts for the Products in ATL's facilities, and (b) assure itself of the adequacy and effectiveness of the quality system applied by ATL. For these purposes, SonoSight's representative may visit the facilities of ATL, at SonoSight's expense, during reasonable times to conduct such inspections. During the term of this Agreement, ATL will provide SonoSight with device history record configuration documentation for all Products manufactured by ATL.

                              XI.  PRODUCT SUPPORT

11.0. Product Support. Unless otherwise agreed upon by the parties, ATL shall not provide any Product support to any end-user of the Products or to any customer of SonoSight. ATL will provide SonoSight with Product spare parts and Product repairs. Prices for such Product spare parts and Product repairs are specified in Attachment 11.0. If SonoSight has no spare parts available, ATL agrees to use its reasonable efforts to ship spare parts ordered by SonoSight within 48 hours of its receipt of an order for such parts under the condition that patient and/or operator safety is involved due to a problem which is solely attributable to a manufacturing defect of the Product.

ATL shall provide Product spare parts to SonoSight after the date of Product shipment for as long as ATL has an inventory of such parts. If ATL decides to cease maintaining an inventory of such parts, it shall extend to SonoSight the opportunity for SonoSight to make a last time purchase of such parts. If ATL does not maintain an inventory of a spare part but knows of a third party source for such part, it will assist SonoSight in arranging for supply of the part to SonoSight by the third party source.

11.1. Parts Information. Upon SonoSight's request and expense, ATL shall provide SonoSight with all information in the possession of ATL relating to the manufacture of the Products including: all information concerning the set-up of manufacture items for which SonoSight has paid, lists of parts, instructions, test procedures, and related drawings and approved vendors of such parts for the Products delivered hereunder.

11.2. Key Parts/Components. ATL shall continue to supply SonoSight with the key parts/components described in Attachment 11.2 after the expiration or termination of this Agreement for so long as such parts/components continue to be made by ATL or continue to be made by an ATL vendor.

                        XII.  MANUALS AND DOCUMENTATION

12.0. Manuals and Documentation. SonoSight shall be responsible for any and all manuals and documentation for the Products.

             XIII.  PURCHASE OF DISCONTINUED PRODUCTS AND MATERIALS

13.0. Purchase of Discontinued Products. In the event that a Product or a material is discontinued, SonoSight agrees to purchase from ATL, at ATL's cost,
(a) all discontinued Products that are finished and in ATL's possession; (b) all discontinued material inventory, whether in raw form or work in progress, and not returnable to the supplier or usable by ATL; (c) all discontinued materials on order that cannot be canceled; and (d) any supplier cancellation or restocking charges incurred with respect to the cancellation of discontinued materials. ATL shall use reasonable efforts to cancel all applicable component purchase orders, reduce component inventory through return for credit programs, or allocate components for alternate programs if applicable. Notwithstanding the above, SonoSight shall only purchase from ATL the discontinued Products and

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materials which have been produced or procured by ATL reasonably in accordance with the Product Volume Projections of Attachment 5.0. Delivery of any Products or materials purchased by SonoSight under this Section shall be F.O.B. Bothell, Washington.

13.1. Purchase of Unique Materials. Following delivery of the last Product produced under this Agreement, SonoSight agrees to purchase from ATL, at ATL's cost, all remaining materials which ATL possesses that are unique to the Products. Delivery of such materials shall be F.O.B. Bothell, Washington. Notwithstanding the above, SonoSight shall only purchase from ATL the remaining materials which have been procured by ATL reasonably in accordance with the Product Volume Projections of Attachment 5.0.


                             XIV.  INDEMNIFICATIONS

14.0. Indemnification. SonoSight shall indemnify, defend and hold harmless ATL, any subsidiary of ATL, and each of their respective officers, directors, employees, agents, and representatives from and against any and all losses, claims, actions, damages, judgments, liabilities, costs, and expenses, including reasonable attorneys fees arising out of or relating to personal injury (including death), or property damage relating in any way to the Products. The indemnification will be contingent upon ATL giving SonoSight reasonable notice of receipt of any claim and allowing SonoSight to assume control of the defense, compromise, or settlement. The indemnification shall not extend to any losses, claims, damages, costs or expenses arising out of ATL's negligence, or the negligence of any third party. This indemnification shall survive the expiration of this Agreement.

14.1. Intellectual Property Indemnification. SonoSight shall indemnify and hold harmless ATL, any subsidiary of ATL, and each of their respective officers, directors, employees, agents, and representatives from any and all liability, loss, or damage that ATL may suffer as the result of claims, demands, costs, or judgments by any third party that the Product violates its patent, copyright, trade secret, trade dress, trademark, or any other intellectual property right(s). The foregoing indemnification does not apply to any manufacturing process used by ATL, and not specified by SonoSight, to manufacture the Product.


14.2. Limit of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES INCLUDING, WITHOUT LIMITATION, LOST PROFITS, IRRESPECTIVE OF THE WAY IN WHICH SUCH DAMAGES MAY ARISE, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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                             XV.  CONFIDENTIALITY

15.0. Confidentiality. Any information disclosed by one party to the other party in connection with the performance of this Agreement, and any other information designated in writing by the disclosing party as confidential (collectively, the "Confidential Information") shall be received and maintained confidential by the receiving party using the same standard of care that the receiving party uses to protect its own confidential information, but not less than reasonable care. The Confidential Information may be used by the receiving party only to perform its obligations under this Agreement, and shall not be disclosed to a third party without the prior written consent of the disclosing party. The disclosure of Confidential Information shall be restricted only to the minimum number of employees of each party requiring access to the Confidential Information to perform its obligations under this Agreement.

The provisions of this Section 15.0 shall not apply to Confidential Information which is: (a) already known to the receiving party without an obligation of confidentiality (it being understood that information of either party in the possession of the other party prior to the Effective Date shall be covered by this exception); (b) publicly known or becomes publicly known through no unauthorized act of the receiving party; (c) rightfully received by the receiving party from a third party; (d) disclosed to a third party by the disclosing party without similar restrictions; (e) approved for disclosure by the disclosing party; or, (f) required to be disclosed pursuant to a requirement of a governmental agency or by law as long as the receiving party provides to the disclosing party notice of the requirement prior to any disclosure.

Upon the termination of this Agreement for any reason, each party shall return to the other party all Confidential Information of the other party, and cease any further use of the Confidential Information.

                           XVI.  DISPUTE RESOLUTION

16.0. Dispute Resolution. In the event of any dispute or disagreement between the parties with respect to the performance or non-performance by ATL of any obligation under this Agreement, the individuals designated by the parties under
Section 3.0, shall meet to resolve the dispute. In the event the individuals are unable to resolve the dispute to the satisfaction of the parties within thirty (30) days following the initial meeting of the individuals, SonoSight may cancel or terminate this Agreement upon ninety (90) days' notice. The cancellation or termination of this Agreement shall be the sole and exclusive remedy available to SonoSight resulting from or arising out of the performance or non-performance of any obligation of ATL under this Agreement.

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                             XVII.  MISCELLANEOUS

17.0. Entire Agreement. This Agreement including the attachments shall constitute the full, complete, and entire understanding and agreement by and between the parties with respect to the subject matter in this Agreement, and supersedes all previous negotiations, commitments, and writings with respect to the subject matter of this Agreement.

17.1. Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Washington.

17.2. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing, and shall be deemed to have been duly given
(a) on the date of service if served personally on the party to whom notice is given; (b) on the day of transmission if sent by facsimile transmission to the facsimile number given below; (c) on the business day after delivery to an overnight courier service, or the express mail service maintained by the United States Postal Service; or (d) on the third day after mailing if mailed to the party to whom notice is to be given, by registered or certified mail, postage prepaid, properly addressed, and return-receipt requested to the party as follows:

     If to ATL:

     Advanced Technology Laboratories
     22100 Bothell-Everett Highway
     Bothell, Washington 98041-3003
     Attn:  Don Blem, Sr. Vice President Operations
     Facsimile No. (425) 487- 7245

     with copy to:

     Advanced Technology Laboratories
     22100 Bothell-Everett Highway
     Bothell, Washington 98041-3003
     Attn:  General Counsel
     Facsimile No. (425) 487-8135

     If to SonoSight:

     SonoSight, Inc.
     North Creek Parkway
     Bothell, Washington 98011
     Attn:  President
     Facsimile No. (425) ___-____

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Any party may change its address by giving the other party notice of its new address in the manner set forth above.

17.3. Modification of Agreement. No modification, amendment, or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by each of the parties. The modification, amendment, or waiver shall be effective only in the specific instance and for the purpose for which given.

17.4. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement, and any of the rights, interests, or obligations under this Agreement shall not be assigned by either party without the prior written consent of the other party which consent shall not be withheld unreasonably.

17.5. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties, and is not intended to confer upon any other person any rights or remedies.

17.6. Titles and Headings. The Section and Article headings in this Agreement are inserted for convenience of reference only, and are not intended to constitute a part of or to affect the meaning or interpretation of this Agreement.

17.7. Attachments. The attachments to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if they had been set forth in full in this Agreement.

17.8. Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal, or unenforceable, the enforceability of the remaining provisions shall not in any way be affected or impaired. It is the intention of the parties that they would have executed the remaining terms, provisions, covenants, and restrictions without including any invalid, void, or unenforceable provisions. In the event that any term, provision, covenant, or restriction is held to be invalid, void, or unenforceable, the parties agree to use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant, or restriction.

17.9. No Waiver. The failure by either party at any time to enforce any of the terms or conditions of this Agreement shall not constitute or be construed as a waiver of the terms and conditions. Each party expressly reserves the right to enforce the terms and conditions of this Agreement at any time.

17.10. Counterparts. This Agreement may be executed in one or more counterparts each of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

17.11. Force Majeure. No party shall be liable to the other party for any failure to perform any obligation under this Agreement where such failure is due to causes beyond the reasonable control of the party. Such causes include, but are not limited to acts of war, government export controls, other governmental acts, industrial dispute, lock-out, accident, fire, explosion, transport delays, acts of a third party, or loss or damage to any equipment. Each party shall use its best efforts to comply with its respective obligations under this Agreement despite the intervention or occurrence of any such cause, and to resume compliance with those obligations as soon as any such cause ceases to affect the performance of its obligations under this Agreement.

17.12. Term and Termination. The term of this Agreement shall commence on the Effective Date and continue until terminated as follows:

     (a) This Agreement may be terminated in full or in part upon thirty (30) days written notice:

          (i) by SonoSight if ATL materially defaults in the performance of any of its obligations under this Agreement and fails to remedy such default to the reasonable satisfaction of SonoSight within such thirty
          (30) day notice period; or

          (ii) by ATL in the event SonoSight has defaulted in the performance of any of its obligations under this Agreement, or under any other agreement by and between ATL and SonoSight, and has not remedied the default to the reasonable satisfaction of ATL within thirty (30) days following the receipt of written notice specifying the default; or

          (iii) by either party in the event the other party is acquired by or acquires a competitor of the first party without the written consent of the first party; or

          (iv) upon written notice by either party in the event the other party becomes insolvent, files for protection under the bankruptcy code, makes an assignment for the benefit of creditors, has a receiver or trustee appointed, or is unable to meet its financial obligations as they come due; or

          (v) by either party if SonoSight has no Product orders pending anytime after its initial Product order, and

     (b) SonoSight may terminate this Agreement in full or in part for any reason or for no reason upon one hundred and eighty (180) days written notice, and

     (c) ATL may terminate this Agreement in full or in part for any reason or for no reason after the exclusive five year period has expired.

Sections 14, 15, 16 and 17 shall survive termination of the Agreement. The termination of this Agreement shall not affect any rights either party has accrued at the time the termination becomes effective, including SonoSight's right to conclude sales of Products where the selling process has been initiated prior to the termination, provided the purchase order for such sale is place with and accepted by ATL by the date of termination.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

ATL Ultrasound, Inc.                   SonoSight, Inc.

By: _________________________          By: ____________________________

Title: ________________________        Title: ___________________________

Date: _______________________          Date: ___________________________

                                ATTACHMENT 1.0

                            Product Specifications


PCB

Arrays

End Unit

                                 ATTACHMENT 5.0

                           Product Volume Projections

Q1 1998 -

Q2 1998 -

Q3 1998 -

Q4 1998 -

Q1 1999 -

Q2 1999 -

Q3 1999 -

Q4 1999 -

     All SonoSight purchase orders shall fall within the Product Volume Projections set-forth above; however, the Product quantity and Product configuration in SonoSight purchase orders may vary as follows:

 PRODUCT DELIVERY PERIOD AFTER      PERMISSIBLE CHANGE TO PRODUCT VOLUME PROJECTIONS
 ATL'SACCEPTANCE OF SONOSIGHT'S
     FIRST PURCHASE ORDER:
----------------------------------------------------------------------------------------
30 days                          No change permitted.
----------------------------------------------------------------------------------------
30 - 90 days                     Projected Product Volumes may not increase in quantity
                                 unless required materials are available to ATL.  A 25%
                                 decrease in the projected Product Volume quantity is
                                 permitted.  Product Volume projections shall be
                                 reviewed on a monthly basis.
----------------------------------------------------------------------------------------
3 - 6 months                     Projected Product Volumes may increase or decrease in
                                 quantity by 25%.  Product Volume projections shall be
                                 reviewed on a monthly basis.
----------------------------------------------------------------------------------------
6 - 9 months                     Projected Product Volumes may increase in quantity by
                                 100% or decrease in quantity by 50%.  Product Volume
                                 projections shall be reviewed on a monthly basis.
----------------------------------------------------------------------------------------


9 months and beyond              Projected Product Volumes may increase as required or
                                 decrease in quantity by 100%.  Product Volume
                                 projections shall be reviewed on a monthly basis.
----------------------------------------------------------------------------------------

  BUSINESS DAYS PRIOR TO THE          PERMISSIBLE CHANGES TO PRODUCT CONFIGURATION
   SHIP DATE SPECIFIED IN A
        PURCHASE ORDER
----------------------------------------------------------------------------------------
0 - 5                            No change permitted
----------------------------------------------------------------------------------------
6 - 10                           25% of shippable Product may be re-configured
                                 dependent on material availability
----------------------------------------------------------------------------------------
11 - 20                          50% of shippable Product may be re-configured
                                 dependent on material availability
----------------------------------------------------------------------------------------

For purposes of this Attachment 5.0, permissible Product configuration changes include, but are not limited to, language configuration changes.

                                ATTACHMENT 5.1

                                  Cost Model

Standard Cost

Volume Based Upon

Materials, Over Head, Labor

                                ATTACHMENT 11.0

               Product Spare Part and Product Repair Price List

                                ATTACHMENT 11.2

                             Key Parts/Components